Exhibit 10.1

AGREEMENT AND GENERAL RELEASE
     Celanese Corporation, its Subsidiaries and its Affiliates, (“Employer” or “Company”), 1601 West LBJ Freeway, Dallas, Texas 75234 and Sandra Beach Lin, her heirs, executors, administrators, successors, and assigns (“Employee”), agree that:
1.	Last Day of Employment. The last day of employment with Celanese is August 1, 2010, (the “Departure Date”), or such earlier date as the Company may determine in its sole discretion. If the Company exercises its discretion to accelerate the Departure Date (Accelerated Departure Date or ADD), the Consideration set forth in Paragraph 2(a) thru 2(l), remains as set forth below. That is, as if she departed on August 1, 2010. However, if her departure on the ADD causes her to not vest in a benefit, Employer and Employee will agree on a make whole substitution. In addition, Employee will receive her salary, in a lump sum, for the difference in dates between the Departure Date and Accelerated Departure Date. If Employee voluntarily resigns before the Departure Date, without the express consent of the Employer, she shall immediately be removed from the payroll and shall not be entitled to any of the consideration set forth in Paragraphs 2(b), (c), (e), (g), (h), (i) and (j) below; and Paragraph 2(d) shall be adjusted to reflect the date of her voluntary resignation in accordance with the terms of the applicable award agreements. If the Employee voluntarily resigns early, with the consent of the Company, the consideration in Paragraph 2b remains as set forth below. However, the consideration in Paragraphs 2 (c),(d),(e),(f),(g) and (h), will be adjusted to correspond with the New Departure Date (NDD) and Employee will only be paid her base salary until the NDD.

2.	Consideration. Each separate installment under this Agreement shall be treated as a separate payment for purposes of determining whether such payment is subject to or exempt from compliance with the requirements of Section 409A of the Internal Revenue Code. In consideration for signing this Agreement and compliance with the promises made herein, Employer and Employee agree:
a. Voluntary Resignation. Employee agrees to voluntarily resign from the Employer effective on the Departure Date, ADD, or NDD as the case may be. Effective as of the close of business on such Departure Date, Employee will resign from all positions held as a corporate officer of the Company (including without limitation any positions as an officer, employee and/or director), and from all positions held on behalf of the Company (e.g., external board memberships, internal committee positions).
b. Separation Pay. The Company will pay an amount equal to her current annual base salary plus target annual bonus for a total payment of $990,000, less any lawful deductions. Such amount shall be paid in installments as follows; (i) the first installment in the amount of $495,000 (representing 50% of the total payment) will be paid within 30 business days of the Departure Date, and (ii) the remaining $495,000 will be paid in thirteen (13) substantially equal bi-weekly installments that begin within 30 days of the Departure Date.
c. Bonus. Employee will be eligible to receive a full year bonus payout for 2009 and, if the Departure Date is after January 31, 2010, for 2010, a prorated bonus payout based on the number of full months of service completed in 2010. The full year 2009 bonus will be based on the Target bonus for a Salary Level 1 employee (80% of annual base salary), adjusted for Company performance, but without modification for Employee’s individual performance (a 1.0 personal modifier). If applicable, the prorated 2010 bonus payout will be based on the Target bonus for a Salary Level 1 employee (80% of annual base salary), and without modification for Employee’s individual performance (a 1.0 personal modifier). Assuming an August 1, 2010 Departure Date, the prorated 2010 bonus would be $256,667. The 2009 bonus payout will be paid to the Employee during the 2010 calendar year, but in no event later than March 15, 2010. The 2010 prorated bonus payout, if any, will be paid no later than September 1, 2010. If Employer chooses to accelerate Employee’s departure date, she will nevertheless be eligible for a bonus payout of $256,667 for the 2010 bonus payout. If Employee voluntarily resigns early, with the consent of the Company, the 2010 bonus payout will be prorated to correspond with the New Departure Date (NDD).
d. Equity and Long Term Incentive Cash Awards. Employee will retain vesting rights to the following awards in the following prorated amounts, in accordance with her respective award agreements; all other awards shall be canceled effective on the departure date.
2007 Stock Options

				Options
		Vested as of	Unvested as of	Cancelled on	Exercisable
Vesting Period	Options Granted	8/1/2010	8/1/2010	8/1/2010	until:

7/25/2007 - 1/1/2012	200,000	150,000	50,000	50,000	8/1/2011
2007 Performance-Based RSU Award

	Unvested RSUs			Prorated	Timing of
Vesting Period	(Target)	Numerator	Denominator	Amount	Payment

4/1/2007 - 9/30/2010	3,750	42	42	3,750	Oct. 2010
4/1/2007 - 9/30/2011	3,750	41	54	2,847	Oct. 2011
2008 Time-vested RSU

				Shares
		Vested as of	Unvested as of	Cancelled on	Timing of
Vesting Period	Unvested RSUs	8/1/2010	8/1/2010	8/1/2010	Payment

2/7/2008 - 2/7/2011	3,000	0	3,000	3,000	NA
2/7/2008 - 2/7/2012	3,000	0	3,000	3,000	NA
2008 Performance-Based RSU and LTI Cash Award

				Prorated	Timing of
Vesting Period	Target Award	Numerator	Denominator	Amount	Payment

2008 Performance RSU Award:
12/11/2008 - 9/30/2011	21,700	21	34	13,403	Oct. 2011
2008 LTI Cash Award:
12/11/2008 - 10/14/2011	$1,675,000	21	34	$532,059	Sept. 2010
2009 Performance-Based RSU and Time Vested RSUs

				Prorated	Timing of
Vesting Period	Target Award	Numerator	Denominator	Amount	Payment

2009 Performance RSU Award:
12/2/2009 - 9/30/2012	24,000	9	34	6,353	Oct. 2012
2009 Time Vested RSUs:
10/1/2009 - 10/1/2010	7,200	9	12	5,400	Oct. 2010
10/1/2009 - 10/1/2011	7,200	9	24	2,700	Oct. 2011
10/1/2009 - 10/1/2012	9,600	9	36	2,400	Oct. 2012

e. Pension and 401(k) Plan Vesting. If Employee is eligible, the Employer will fulfill its obligations according to the terms of the respective Plans.
f. Unused Vacation. The Employer will pay to Employee wages for any approved vacation carried over from 2009 and any prorated unused vacation for 2010 under the standard procedure for calculating and paying any unused vacation to separated employees. The gross amount due to Employee, less any lawful deductions, will be payable on or about September 1, 2010; subject to the Employee providing the details of any vacation days utilized during 2009 and 2010 through the exit interview process. Employee will receive $2,115 for each day of unused vacation paid out.
g. Company Benefit Plans. Healthcare & dental plan coverage based on the Employee’s current health & dental plan elections will continue until the end of the month in which the Employee separates, in this case August 31, 2010 (assuming a August 1, 2010 Departure Date). All other normal company programs (e.g., life insurance, long term disability, 401(k) contributions, etc.) will continue through the Departure Date.
h. COBRA Reimbursement and Continued Medical Plan Coverage. If the Employee elects to continue coverage (and the coverage of her eligible family members) under the Employer’s medical and dental plans for active employees pursuant to the requirements of the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), the Employer will provide twelve (12) months of company-paid COBRA health care coverage paid directly to the insurance provider. Thereafter, Employee shall be entitled to elect to continue such COBRA coverage for an additional six (6) months, the remainder of the COBRA period, at her own expense.
i. Outplacement Assistance. The Employer will pay for Outplacement services for twelve (12) months, available seven (7) days after signing the Release. Employee may select an outplacement firm of her choice. However, the fee paid to the firm by Employer is capped at $25,000.
j. Reference Letter & Exit Statement — Employer agrees to provide a favorable letter of reference, mutually agreed to by Employer & Employee and signed by the Chairman & CEO. Employer will provide a favorable announcement of departure, for both internal and external inquiries, mutually agreed to between Employer and Employee.
k. Return of Company Property. Employee will surrender to Employer, on the last day of employment, all company materials, including, but not limited to: company car, laptop computer, phone, credit card, calling cards, etc. Employee will be responsible for resolving any outstanding balances on the company credit card.
l. Withholding. The payments and other benefits provided under this Agreement shall be reduced by applicable withholding taxes and other lawful deductions.
3.	No Consideration Absent Execution of this Agreement. Employee understands and agrees that she would not receive the monies and/or benefits specified in Paragraph 2 above, unless the Employee signs this Agreement on the signature page without having revoked this Agreement pursuant to Paragraph 16 below and the fulfillment of the promises contained herein.

4.	General Release of Claims. Employee knowingly and voluntarily releases and forever discharges, to the full extent permitted by law, in all countries, including but not limited to the U.S., the Peoples

Republic of China (PRC), U.K. and Germany, the Employer, its parent corporation, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the current and former employees, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as “Employer”), of and from any and all claims, known and unknown, asserted and unasserted, Employee has or may have against Employer as of the date of execution of this Agreement, including, but not limited to, any alleged violation of:
•	Title VII of the Civil Rights Act of 1964, as amended;

•	The Civil Rights Act of 1991;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Employee Retirement Income Security Act of 1974 (ERISA), as amended;

•	The Immigration Reform and Control Act, as amended;

•	The Americans with Disabilities Act of 1990, as amended;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Workers Adjustment and Retraining Notification Act, as amended;

•	The Occupational Safety and Health Act, as amended;

•	The Sarbanes-Oxley Act of 2002;

•	The Texas Civil Rights Act, as amended;

•	The Texas Minimum Wage Law, as amended;

•	Equal Pay Law for Texas, as amended;

•	Any other federal, state or local civil or human rights law, or any other local, state or federal law, regulation or ordinance; or any law, regulation or ordinance of a foreign country, including but not limited to the PRC, Federal Republic of Germany and the United Kingdom;

•	Any public policy, contract, tort, or common law;

•	The employment, labor and benefits laws and regulations in all countries in addition to the U.S. including but not limited to the U.K. and Germany;

•	Any claim for costs, fees, or other expenses including attorneys’ fees incurred in these matters.
However, Employee does not waive rights or claims that may arise after the date she executes this Agreement, or those rights or claims which arise out of or in connection with the Agreement itself.
5.	Affirmations. Employee affirms that she has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against Employer in any forum or form. Provided, however, that the foregoing does not affect any right to file an administrative charge with the Equal Employment Opportunity Commission (“EEOC”), subject to the restriction that if any such charge is filed, Employee agrees not to violate the confidentiality provisions of this Agreement and Employee further agrees and covenants that should she or any other person, organization, or other entity file, charge, claim, sue or cause or permit to be filed any charge with the EEOC, civil action, suit or legal proceeding against the Employer involving any matter occurring at any time in the past, Employee will not seek or accept any personal relief (including, but not limited to, monetary award, recovery, relief or settlement) in such charge, civil action, suit or proceeding.

Employee further affirms that she has reported all hours worked as of the date of this release and has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Agreement. Employee furthermore affirms that she has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act. Employer affirms, to its’ knowledge, it has no existing claims against Employee.

6.	Confidentiality. Employee agrees and recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Employer or any of its subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, employee lists or information, information regarding product development, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, not copied, disclosed or used other than for the benefit of the Employer at any time unless and until such knowledge or information is in the public domain through no wrongful act by Employee. Employee further agrees not to divulge to anyone (other than the Employer or any persons employed or designated by the Employer), publish or make use of any such Confidential Information without the prior written consent of the Employer, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency.

7.	Non-competition/Non-solicitation/Non-hire. Employee acknowledges and recognizes the highly competitive nature of the business of the Employer. Without the express written permission of Celanese, for a period of fifty-two (52) weeks, following the Departure Date (the “Restricted Period”), Employee acknowledges and agrees that she will not: (i) directly or indirectly solicit sales of like products similar to those produced or sold by Employer within the Ticona, Nutrinova or Acetate business units of Employer; or (ii) directly engage or become employed with any business that competes with the business of the Ticona, Nutrinova or Acetate business units of Celanese, including but not limited to: direct sales, supply chain, marketing, or manufacturing for a producer of products similar to those produced or licensed by the aforementioned business units of Celanese. In addition, for two (2) years, Employee will not directly or indirectly solicit, nor hire employees of Celanese for employment. However, nothing in this provision shall restrict Employee from owning, solely as an investment, publicly traded securities of any company which is engaged in the business of Celanese if Employee (i) is not a controlling person of, or a member of a group which controls; and (ii) does not, directly or indirectly, own 5% or more of any class of securities of any such company.

8.	Governing Law and Interpretation. This Agreement shall be governed and conformed in accordance with the laws of the State of Texas, without regard to its conflict of laws provision. In the event the Employee or Employer breaches any provision of this Agreement, Employee and Employer affirm that either may institute an action to specifically enforce any term or terms of this Agreement. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

9.	Non-admission of Wrongdoing. The parties agree that neither this Agreement nor the furnishing of the consideration for this Release shall be deemed or construed at anytime for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.	Non-Disparagement. Employee agrees not to disparage, or make disparaging remarks or send any disparaging communications concerning, the Employer, its reputation, its business, and/or its directors, officers, managers. Likewise the Employer’s senior management agrees not to disparage, or make any disparaging remark or send any disparaging communication concerning Employee, her reputation and/or her business. A disparaging statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.

11.	Future Cooperation after Departure Date. After the Departure Date, Employer may make reasonable requests of Employee for assistance, and Employee agrees to make reasonable efforts to assist Company including but not limited to: assisting with transition duties, assisting with issues that arise after retirement of employment and assisting with the defense or prosecution of any lawsuit or claim. This includes but is not limited to providing deposition testimony, attending hearings and testifying on behalf of the Company. The Company will reimburse Employee for reasonable time and expenses in connection with any future cooperation after the Departure Date, at her current annual pay, converted to an hourly rate of $475 /hr. Time and expenses can include loss of pay or using vacation time at a future employer. The Company shall reimburse the Employee within 30 days of remittance by Employee to the Company of such time and expenses incurred. Employer further agrees to provide Employee with legal representation in connection with such action, suit or proceeding, for all activities while Employee was acting in the course and scope of her employment. Should Employer determine that a conflict of interest exists between her and Employer relating to said cooperation, Employer will pay the cost of legal representation for all actions of Employee while working in the course and scope of her employment. Employer reserves the right to approve, in advance, Employee’s selection and the cost of said representation.

12.	Indemnification. Employer agrees to indemnify Employee and hold Employee harmless if she is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative, or investigative (including any action or suit by or in the right of the Company) by reason of the fact that she was working, in the course and scope of her employment, as a director, officer employee, or agent of the Company or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorney’s fees approved in advance by the Employer), judgments, fines and amounts paid in settlement actually and reasonably incurred by her in connection with such action, suit or proceeding, to the full extent permitted under applicable state and/or federal law.

13.	IRS Code Section 409A. The parties intend that this Agreement will be interpreted so that pay and benefits provided hereunder will comply with or be exempt from Section 409A of the Internal Revenue Service Code of 1986. If Employee or the Company believes that this Agreement, or any benefit hereunder, is subject to Section 409A, each party shall advise the other and shall advise the other and shall cooperate in good faith to take such steps as necessary, including amending this Agreement without a diminution in the benefits Employee is entitled to receive, to avoid the imposition of a Section 409A tax

14.	Injunctive Relief. Employee agrees and acknowledges that the Employer will be irreparably harmed by any breach, or threatened breach by her of this Agreement and that monetary damages would be grossly inadequate. Accordingly, she agrees that in the event of a breach, or threatened breach by her of this Agreement the Employer shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies at law or equity.

15.	Review Period. Employee is hereby advised she has until April 23, 2010, which is at least forty-five (45) calendar days from the initial notification date, to review this Agreement and to consult with an attorney prior to execution of this Agreement. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original forty-five (45) calendar day consideration period.

16.	Revocation Period and Effective Date. In the event that Employee elects to sign and return to the Company a copy of this Agreement, she has a period of seven (7) days (the “Revocation Period”) following the date of such execution to revoke this Agreement, after which time this agreement will become effective (the “Effective Date”) if not previously revoked. In order for the revocation to be effective, written notice must be received by the Company no later than close of business on the seventh day after the Employee signs this Agreement at which time the Revocation Period shall expire.

17.	Amendment. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

18.	Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior obligation of the Employer to the Employee. Employee acknowledges that she has not relied on any representations, promises, or agreements of any kind made to her in connection with her decision to accept this Agreement, except for those set forth in this Agreement. Notwithstanding the foregoing, it is expressly understood and agreed that the Equity Agreements and the Long Term Incentive Award Claw Back Agreement executed by Employee shall remain in full force and effect, except as such Equity Agreements are modified by Section 2(d) of this Agreement. In addition, the execution of this Agreement is not intended to release Employer from the Indemnification provision, in Paragraph 13.

19.	HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH “2” ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS SHE HAS OR MIGHT HAVE AGAINST EMPLOYER.
     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release as of the date set forth below.

Employee		Celanese Corporation:

By:	/s/ Sandra Beach Lin	By:	/s/ Jacquelyn H. Wolf

	Sandra Beach Lin		Jacquelyn H. Wolf
Senior Vice President, Human Resources

Date: April 23, 2010		Date: April 23, 2010